SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                           Salix Pharmaceuticals, Ltd.
                           ---------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                   794906 3 05
                            ------------------------
                                 (CUSIP Numbers)

                                December 31, 1999
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)
------------------------
         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

____________________________________________________________
1.       Name of Reporting Person
         I.R.S. Identification No. of Above Person

         John F. Chappell
____________________________________________________________
2.       Check the Appropriate Box if a Member of a Group
           (See Instructions)
                                                                       (a) ____
            Not Applicable                                             (b) ____

____________________________________________________________
3.       SEC Use Only

____________________________________________________________
4.       Citizenship or Place of Organization

            United States
____________________________________________________________

                           5.       Sole Voting Power

Number of                                   909,494
Shares                     ________________________________________
Beneficially               6.       Shared Voting Power
Owned By
Each Reporting
Person                     ________________________________________
                           7.       Sole Dispositive Power

                                            909,494
                           ________________________________________
                           8.       Shared Dispositive Power

____________________________________________________________
9.       Aggregate Amount Beneficially Owned by Each
           Reporting Person

                  909,494
____________________________________________________________

10.      Check if the Aggregate Amount in Row (9) Excludes
           Certain Shares (See Instructions)

                  /   /
____________________________________________________________


11.      Percent of Class Represented by Amount in Row (9)

                  8.91%
____________________________________________________________
12.      Type of Reporting Person (See Instructions)

         IN
____________________________________________________________

ITEM 1(A)   NAME OF ISSUER

            Salix Pharmaceuticals, Ltd.

ITEM 1(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            3600 W. Bayshore Road, Suite 205, Palo Alto, CA 94303

ITEM 2(A)   NAME OF PERSON FILING

            John F. Chappell

ITEM 2(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE

            1787 Sentry Parkway West, Bldg. 16, Suite 350, Blue Bell, PA, 19422


ITEM 2(C)   CITIZENSHIP

            United States


ITEM 2(D)   TITLE OF CLASS OF SECURITIES

            Common Stock


ITEM 2(E)   CUSIP NUMBER
            794906 3 05


ITEM 3.  FILING PURSUANT TO RULES 13D-1(B) OR 13D-2(B)

            Not Applicable

ITEM 4.  OWNERSHIP

            (a)  Amount beneficially owned: 909,494


            (b)  Percent of class:

                 8.91%

      (c)  Number of shares as to which such person has:

           (i)   Sole power to vote or to direct the vote:  909,494
           (ii)  Shared power to vote or to direct the vote:
           (iii) Sole power to dispose or to direct the disposition of:  909,494
           (iv)  Shared power to dispose or to direct the disposition of:


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not Applicable

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
                  SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

           Not Applicable

ITEM 10. CERTIFICATION

           Not Applicable

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2000
--------------------------------------------
Date

/s/ John F. Chappell
--------------------------------------------
John F. Chappell